CONTACTS From: Matt Goldstein	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Shopping Center REIT Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE
Phillips Edison-ARC Grocery Center REIT II, Inc. Acquires
Grocery-anchored Shopping Center in Colorado

CINCINNATI, OH, August 12, 2014 - Phillips Edison-ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of Kipling Marketplace, adding a property in Colorado to the Company’s portfolio.

Kipling Marketplace is a 90,124 square foot grocery store-anchored shopping center located in Littleton, Colorado, part of the Denver metropolitan statistical area. Kipling Marketplace is anchored by a Safeway grocery store, the number two grocer in the Denver area. Other national and regional tenants at the center include Sylvan Learning, Dairy Queen, Cost Cutters, and H&R Block.

The Company also has a robust acquisitions pipeline managed by its national, in-house acquisitions team to continue to source high quality grocery-anchored shopping centers diversified by grocer, geography, tenancy, lease expirations and creditworthiness.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison-ARC Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.
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